(BW)(BUFFETS) Buffets, Inc. Announces Sale of Original Roadhouse Grill
                   and Updates Same Store Sales Expectations

         EAGAN, Minn.--(BUSINESS WIRE)--June 6, 2003--Buffets, Inc. today announced the completion of the sale of its 13 Original Roadhouse Grill restaurants for approximately $30 million in gross proceeds, comprised of approximately $26 million in cash proceeds, $1.3 million in net assumed liabilities and $2.5 million in notes receivable.

         Buffets applied the net cash proceeds from the sale of its Original Roadhouse Grill restaurants, totaling approximately $24.5 million, toward the reduction of its senior indebtedness.

         Buffets also announced that comparable store sales for the fourth quarter of its 2003 fiscal year (the twelve-week period ending July 2, 2003) are expected to be down 2.5% to 3.5% versus the same period in the prior year. Previous guidance issued by Buffets anticipated comparable restaurant sales declining by approximately 5% to 6%.

         Buffets, Inc. currently operates 372 restaurants in 35 states (364 buffet restaurants, principally as Old Country Buffet(R) or HomeTown Buffet(R), and 8 Tahoe Joe's Famous Steakhouse(R) restaurants) and franchises 23 buffet restaurants in ten states.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

         The statements in this release regarding comparable store sales expectations are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, such forward-looking statements. The risks and uncertainties involving forward-looking statements include, but are not limited to, general business and economic conditions, negative publicity, the impact of competition, the seasonality of Buffets' business, adverse weather conditions, future commodity prices, fuel and utility costs, labor costs, employment and environmental laws, governmental regulations, and inflation. For a detailed discussion of risks and uncertainties that you should consider, please refer to the "Risk Factors" section contained in Buffets' registration statement filed with the Securities and Exchange Commission on December 27, 2002. These statements reflect Buffets' current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time. Buffets disclaims any obligation to update forward-looking statements.



Contacts:    R. Michael Andrews, Jr.       or       Don Van der Wiel
             Chief Financial Officer                Vice President, Controller
             Buffets, Inc.                          Buffets, Inc.
             (651) 365-2626                         (651) 365-2789